Exhibit 10.2

October 3, 2017

Jeffrey Hatfield

727 Saint James Drive

Langhorne, PA 19047

Re:	Employment Offer

Dear Jeff:

On behalf of Zafgen, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of the Company’s Chief Executive Officer (“CEO”). If accepted, this letter agreement sets forth the terms and conditions of your employment (the “Agreement”).

1. Position. As the Company’s CEO, you will report directly to the Company’s Board of Directors (the “Board”). You shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board. You shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on up to three (3) other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the performance of your duties to the Company. During your employment as CEO, you also shall serve as a member of the Board. Upon the ending of your employment as CEO for any reason, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO.

2. Work Location. You will report to the Company’s headquarters, currently in Boston, Massachusetts, and will reside within commuting distance of such headquarters. You agree to travel as reasonably necessary to accomplish your job duties.

3. Start Date. Your employment with the Company will begin on October 9, 2017 (the “Start Date”).

4. Salary. Effective on the Start Date, the Company will pay you a base salary at the rate of $500,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your Base Salary will be subject to periodic review and adjustments at the discretion of the Board or the Board’s Compensation Committee (the “Compensation Committee”). Your base salary in effective at any given time shall be referred to herein as the “Base Salary”.

5. Signing Bonus. The Company shall pay you a one-time lump sum signing bonus of $100,000 (the “Signing Bonus”) within thirty (30) days after your employment commences. The Signing Bonus shall be subject to tax-related deductions and withholdings. If prior to the one year anniversary of the Start Date, you resign without Good Reason (as defined in the Severance Agreement (as defined below)) from your employment or if you are terminated by the Company for Cause (as defined in the Severance Agreement), then you shall repay the Signing Bonus to the Company within ten (10) days of the Date of Termination (as defined below). In the event that you are obligated to repay the Signing Bonus, the Company may, at its option, withhold such amount from any other payments due to you, to the fullest extent permitted by law.

6. Annual Bonus. You will be eligible to receive an annual performance bonus (the “Bonus”). The Bonus shall be targeted at 50% of the Base Salary (the “Target Bonus”), and will be prorated for 2017 based on the Start Date. The actual Bonus is discretionary and will be subject to the assessment of your performance, as well as business conditions at the Company as determined by the Board or the Compensation Committee. To earn any part of the Bonus, except as otherwise provided in Section 10, you must be employed by the Company on the date that the Bonus is paid, which will be on or before March 15 of the calendar year following the applicable performance year. In addition, the Bonus will be subject to the terms of any applicable bonus plan as may be adopted and amended from time to time.

7. Expenses.

a.	The Company will provide a relocation package in 2018 whereby the Company will reimburse you up to a certain amount to cover your relocation costs to Massachusetts.

b.	The Company will pay the reasonable legal fees incurred in the review and completion of this letter.

8. Equity. Subject to final Board approval, upon or promptly following commencement of your employment, the Company shall grant you (i) an option to purchase 550,000 shares of the Company’s common stock at the then fair market value (“FMV”), which equals approximately 2% of the Company’s issued and outstanding capital stock as of the date of this Agreement (“Option Grant 1”) such option to vest monthly over a four year period with a one year cliff, and (ii) an option to purchase 1,100,000 shares of the Company’s common stock at the then FMV which equals approximately 4% of the Company’s issued and outstanding capital stock as of the date of this Agreement (“Option Grant 2”), such option to vest subject to meeting certain defined stock price performance objectives that are summarized in Appendix 1, the terms of which are incorporated as material terms to this Agreement by reference herein. Option Grant 1 and Option Grant 2 are collectively referred to herein as the “Initial Equity Award.” The Initial Equity Award equals approximately 6% of the Company’s issued and outstanding capital stock as of the date of this Agreement. The Initial Equity Award will be subject to the Company’s Stock Option Plan and any associated stock option agreement(s) required to be entered into by you and the Company (the “Equity Documents”).

9. Benefits/Vacation. As a regular, full time employee you will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. These plans may be amended or terminated with or without prior notice. You will be entitled to accrue up to four (4) weeks paid vacation days in each full year of employment, which shall be accrued ratably. You shall also be entitled to all paid holidays given by the Company to its executives.

10. At-will Employment; Accrued Obligations. Your employment relationship with the Company is “at will,” meaning either you or the Company may terminate it at any time for any or no reason. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), (ii) any vested benefits you may have under any employee benefit or incentive plans of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (collectively, the “Accrued Payments”). In addition, if your employment ceases due to your death or Disability (as defined in the Severance Agreement), the Company will pay to you any otherwise earned but unpaid Bonus with respect to the year ending prior to the date of such cessation.

11. Severance. In the event the Date of Termination is as a result of a Terminating Event as defined in the Severance and Change in Control Agreement (the “Severance Agreement”) attached as Appendix 2, in addition to the Accrued Payments, you shall be entitled to severance pay and benefits subject to and in accordance with the Severance Agreement. The Severance Agreement is incorporated by reference herein.

12. Confidential Information and Restricted Activities. As a material condition of your employment, you agree to enter into the Company’s Employee Non-Disclosure, Non-Competition, and Assignment of Intellectual Property Agreement (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement is incorporated by reference herein.

13. Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

14. Interpretation and Enforcement. This Agreement, including the Severance Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

15. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Severance Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Other Terms. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

18. Indemnification. Both during and following your employment, the Company will (a) indemnify and defend you for acts performed in your capacity as an employee, officer and/or director of the Company as specified in the Company’s by-laws, Certificate of Incorporation, and standard form of indemnification agreement to be entered into by you, and (b) provide you with directors’ and officers’ insurance at least equal to the coverage applicable to the then current officers and directors of the Company.

We are excited about you becoming Zafgen’s next CEO. If you have any questions about this offer, please do not hesitate to contact me. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning an unmodified copy to me no later than October 5, 2017.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

Zafgen, Inc.

By:	/s/ Peter Barrett
Name: Peter Barrett
Title: Chairman, Board of Directors

I have read and accept this employment offer:

/s/ Jeffrey Hatfield
Jeffrey Hatfield
Dated: October 3, 2017

Appendix 1

[Omitted]

Appendix 2

[See Exhibit 10.3 of this Form 8-K]